MEASUREMENT SPECIALTIES, INC.
80 Little Falls Road
Fairfield, New Jersey 07004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 29, 1997


To the Stockholders of Measurement Specialties, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Measurement
Specialties, Inc. (the "Company"), a New Jersey corporation, to be held at the offices of the
American Stock Exchange, 86 Trinity Place, New York, New York on Monday, September 29, 1997, at
10:00 a.m. local time, for the following purposes:

1. To elect seven members to the Board of Directors of the Company to serve until their respective successors are elected and qualified;

2. To amend the Company's Certificate of Incorporation to provide (i) for a minimum of five (5)
directors and a maximum of nine (9) directors; (ii) that the directors be classified into three groups: (iii) that directors serve for a term of three (3) years; and (iv) that the method of filling vacancies on the Board of Directors be changed;

3. ratify the selection by the Company of Grant Thornton, LLP, independent public accountants, to audit the financial statements of the Company for the year ending March 31, 1998; and

4. To transact such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on August 1, 1997 (the "Record Date"), are entitled to notice of and to vote at the meeting.

A proxy statement and proxy are enclosed herewith.  If you are unable to attend the meeting in person you are urged to sign, date and return the enclosed proxy promptly in the enclosed addressed envelope which requires no postage if mailed within the United States.  If you attend the meeting in person, you may withdraw your proxy and vote your shares.  Also enclosed herewith is the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

By Order of the Board
of Directors


Damon Germanton, Secretary
Fairfield, New Jersey
August 8, 1997




PROXY STATEMENT


INTRODUCTION


This proxy statement is furnished in connection with the solicitation of proxies for use at the annual meeting ("Annual Meeting") of stockholders of Measurement Specialties, Inc. (the
"Company"), to be held on Monday, September 29, 1997, and at any adjournments thereof.  The accompanying proxy is solicited by the Board of Directors of the Company and is revocable by the stockholder by notifying the Company's secretary at any time before it is voted, or by voting in person at the Annual Meeting.  This proxy statement and accompanying proxy will be distributed to stockholders beginning on or about August 15, 1997.  The principal executive offices of the
Company are located at 80 Little Falls Road, Fairfield, New Jersey 07004, telephone (973) 808-
1819.


OUTSTANDING SHARES AND VOTING RIGHTS


Only stockholders of record at the close of business on August 1, 1997 are entitled to receive notice of, and vote at, the Annual Meeting.  As of August 1, 1997, the number and class of stock outstanding and entitled to vote at the meeting was 3,545,987 shares of common stock, no par value per share ("Common Stock").  Each share of Common Stock is entitled to one vote on all matters.  No other class of securities will be entitled to vote at the meeting.  There are no cumulative voting rights.

The nominees receiving the highest number of votes cast by the holders of Common Stock will be elected as the Company's directors and constitute the entire Board of Directors of the Company
(sometimes hereinafter referred to as the "Board").  The affirmative vote of at least a majority of the shares represented and voting at the Annual Meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary for approval of Proposal Nos. 2 and 3.  A quorum is representation in person or by proxy at the Annual Meeting of a majority of the outstanding shares of the Company.



PROPOSALS TO SHAREHOLDERS

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Each nominee to the Board of Directors will serve until the next Annual Meeting of stockholders, or until his earlier resignation, removal from office, death or incapacity.

Unless otherwise specified, the enclosed proxy will be voted in favor of the election of (i)
Joseph R. Mallon Jr., Theodore J. Coburn and The Hon. Dan J. Samuel as Class A Directors to
serve for an initial term of three (3) years; (ii) Damon Germanton and Steven P. Petrucelli as
Class B Directors for an initial term of two (2) years; and (iii) John D. Arnold and Richard S.
Betts as Class C Directors for an initial term of one (1) year.  After the initial terms as set forth herein, Directors shall be elected for terms of three (3) years.  Information is furnished below with respect to all nominees.

The following information with respect to the principal occupation or employment of the nominees, the name and principal business of the corporation or other organization in which such occupation or employment is carried on and other affiliations and business experience during the past five years has been furnished to the Company by the respective nominees:

JOSEPH R. MALLON JR. who has served as a Director since April 1, 1992, became the Company's
President, Chief Executive Officer and Chairman of the Board on April 1, 1995.  Mr. Mallon has
thirty years experience in electronic sensor technology.  He is a recognized pioneer in micromachining (the three-dimensional sculpting of silicon), having published 50 technical papers and having been awarded 40 patents.  In October 1985, Mr. Mallon co-founded NovaSensor, where he served as Co-President and a Director until its acquisition by Lucas Industries,
Inc., a United States subsidiary of Lucas Industries plc. of the United Kingdom, in January
1990.  From that time until his departure in January 1993, Mr. Mallon was the Executive Vice
President and a Director of Lucas NovaSensor.  Thereafter, until his appointment as President,
Chief Executive Officer and Chairman of the Board, Mr. Mallon pursued a Ph.D. EE. program at
Stanford University.  Mr. Mallon serves on the Board's Operations Committee.

THEODORE J. COBURN elected to the Board on October 20, 1995, has been a Partner of Brown, Coburn
& Co., a financial consulting firm, since 1991.  From 1986 until 1991, he was a Managing
Director of Global Equity Transactions and a member of the Board of Directors of Prudential
Securities.  From 1983 to 1986, Mr. Coburn served as Managing Director of Merrill Lynch
Capital Markets.  Mr. Coburn holds a B.S. from the University of Virginia, an M.B.A. from the
Columbia University Graduate School of Business and masters degrees from Harvard University's
Graduate School of Education and its Divinity School.  Mr. Coburn serves as a Director of
Nicholas-Applegate Growth Equity Fund, Nicholas-Applegate Equity Trust, Emerging Germany Fund
and Moovies Inc.  Mr. Coburn serves on the Board's Audit and Compensation Committees.

THE HON. DAN J. SAMUEL, who was elected a Director on October 27, 1994, has been a business consultant since his retirement in 1986. Previously, Mr. Samuel served as President and Chief
Executive Officer of Scallop Corporation, a subsidiary of the Royal Dutch/Shell Group of
Companies.  Mr. Samuel currently serves on the Boards of Directors of Canadian Overseas
Packaging Industries and, since 1985, Witco Corporation.  Mr. Samuel chairs the Board's
Compensation Committee and serves on its Audit Committee.

DAMON GERMANTON has been a Director and an executive officer since founding the Company in 1981.
Previously, Mr. Germanton obtained sixteen years experience in military and aerospace applications of micromachined sensor technology as an engineer and operations manager for
Kulite Semiconductor Products, Inc.  In addition to serving as Chief Operating Officer, Mr.
Germanton is the Company's chief technologist and Managing Director of its Asian operations.
Mr. Germanton, who holds seven patents and a B.S. in Engineering from Fairleigh Dickinson
University, serves on the Board's Operations Committee.

STEVEN P. PETRUCELLI, who was elected a Director on June 15, 1992, consults in electronic and medical technology and, since 1979, has been an Assistant Professor at Rutgers University in the Biomedical and Electrical Engineering Departments.  Dr. Petrucelli joined the Company's staff in 1991 and previously consulted for the Company.  Dr. Petrucelli chairs the Board's
Operations Committee.

JOHN D. ARNOLD was appointed to the Board on June 19, 1995.  Mr. Arnold has been in private law practice since 1989, primarily focusing on relationships between United States technology companies and Asian manufacturers.  Before 1989, Mr. Arnold was employed with the law firm of
Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California and prior thereto with Foley &
Lardner in Milwaukee, Wisconsin.  Mr. Arnold serves on the Board's Compensation Committee.

RICHARD S. BETTS was appointed to the Board on April 1, 1992.  Mr. Betts has been the President of Rich Plan of Lake Plains, Inc., a distributor of privately labeled food products, since
1973.  Mr. Betts chairs the Board's Audit Committee.


THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS
STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" ALL SEVEN OF THE ABOVE-NAMED NOMINEE DIRECTORS OF THE
COMPANY.


INFORMATION CONCERNING BOARD MEETINGS

The Board of Directors met three times during the last fiscal year.  The Company's Audit
Committee met one time during the last fiscal year; the Operations Committee met three times during the last fiscal year; and the Compensation Committee met two times during the last fiscal year.  All of the incumbent directors attended at least 75% of such meetings, except
Richard S. Betts, who attended two of three meetings of the Board of Directors.


INFORMATION CONCERNING COMMITTEES OF THE BOARD

The Board of Directors maintains (i) an Audit Committee consisting of Richard S. Betts, The Hon.
Dan J. Samuel and Theodore J. Coburn, which requests and receives information and reports from management, outside counsel and the Company's independent auditing firm.  The Committee utilizes this information for review and discussion of the auditing, internal control, financial reporting and compliance activities of the Company and its subsidiaries; (ii) a Compensation
Committee consisting of The Hon. Dan J. Samuel, John D. Arnold and Theodore J. Coburn.  The
Compensation Committee establishes and executes compensation policy and programs for the
Company's executives; and (iii) an Operations Committee consisting of Joseph R. Mallon Jr.,
Damon Germanton and Steven P. Petrucelli.  The Operations Committee monitors the operations of the Company and its subsidiaries and makes recommendations to the Board when necessary.  The
Board of Directors does not maintain a nominating committee.


DIRECTORS AND EXECUTIVE OFFICERS

On October 15, 1996, Directors listed below were elected to serve on the Board of Directors
(the "Board") until the next Annual Meeting of Shareholders.
Name                        Age           Positions and offices               Director since

Joseph R. Mallon Jr.        52         President, Chief Executive Officer     April 1, 1992
                                       and Chairman of the Board of
                                       Directors

John D. Arnold              43         Director                               June 19, 1995

Richard S. Betts            53         Director                               April 1, 1992

Theodore J. Coburn          43         Director                               October 20, 1995

Damon Germanton             54         Executive Vice President, Chief        March 5, 1981
                                       Operating Officer, Secretary and
                                       Director

Steven P. Petrucelli        44         Director                               June 15, 1992

Hon. Dan J. Samuel          72         Director                               October 27, 1994

Mark W. Cappiello           43         Vice President of Sales and Marketing       N/A

Mark A. Shornick            43         Chief Financial Officer, Treasurer and      N/A
                                       Assistant Secretary


Information about current Directors and Executive Officers, other than current nominees to the
Board, follows:

MARK  W.  CAPPIELLO  has  served  as  Vice  President  of  Sales  and  Marketing  since
January  1988.  Mr. Cappiello has twenty years experience in international consumer products marketing, seventeen of which have been in the scale industry.  Mr. Cappiello previously was employed by Terraillon S.A. (a French manufacturer and distributor of scales and balance products) and Borg-Erickson Corporation.  Mr. Cappiello received a B.A. in Business from the
University of Connecticut.

MARK A. SHORNICK has served as Chief Financial Officer since he joined the Company on July 10,
1989, later adding the duties of Assistant Secretary and Treasurer.  Mr. Shornick has twenty years experience in providing finance and accounting services to emerging companies.  Before joining the Company, he was employed as an audit manager by national and regional accounting firms Miller, Ellin & Company, Laventhol & Horwath and Brout & Company, where he specialized in public companies with a multinational presence.  A Certified Public Accountant, Mr.
Shornick received a B.A. in Accounting from Queens College of the City University of New York.



COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, there were no late reports required by Section 16(a) of the Exchange Act, nor were there any transactions that were not reported on a timely basis, as disclosed in these Forms, during the year ended March 31, 1997, except that Mr. Betts failed to report one transaction timely.
There were no known failures to file required Forms.



EXECUTIVE COMPENSATION

The following pages contain the Company's Summary Compensation Table and Aggregated Option/SAR
Exercises and Fiscal Year-End Option/SAR Value Table for the year ended March 31, 1997, and the Performance Line Graph for the five years then ended.  For the year ended March 31, 1997, stock options were neither granted to Officers nor repriced, nor were there any long-term incentive plan ("LTIP") awards.  The Company has never granted stock appreciation rights, nor does it have a defined benefit or actuarial pension plan.

The Performance Line Graph includes two peer groups of publicly held companies with standard industrial classifications ("SIC") appropriate for the Company's two business segments.  The peer group for the Company's consumer products segment (SIC 3634) comprises Beverly Hills Fan
Company, Creative Technologies Corporation, Helen of Troy Corporation Ltd., Rival Company,
Salton/Maxim Housewares Inc., Signature Brands USA Inc., Sunbeam Corporation, Toastmaster Inc.
and Windmere-Durable Holdings.  The peer group for the Company's industrial products segment
(SIC 3823) comprises Advanced Machine Vision Corporation, Arizona Instrument Corporation,
Astrosystems Inc., BEI Electronics Inc., Cognex Corporation, Computational Systems Inc.,
Daniel Industries, Dionex Corporation, Elsag Bailey Process Automation, Emerson Electric
Company, Engineering Measurements Company, Holometrix Inc., Hurco Companies Inc., Impact
Systems Inc., Industrial Scientific Corporation, Industrial Technologies Inc., Isco Inc., K-
tron International Inc., Measurex Corporation, Medar Inc., Mesa Laboratories Inc., Mikron
Instrument Company, Monitek Technologies, Moore Products Company, Orbotech Ltd., Pollution
Research and Control, PPT Vision Inc., Robotic Vision Systems Inc., SBS Technologies Inc.,
Schmitt Industries Inc., Technology 80 Inc., Thermedics Detection Inc., Thermo-mizer
Environmental Corporation, Topro Inc., TSI Inc. and Unit Instruments Inc.

Non-officer Directors receive $1,000 for attendance at each regularly scheduled Board meeting and, effective January 1, 1997, a $4,000 annual retainer, paid in two equal semi-annual installments.  Additionally, each non-officer Director is granted an option to purchase 5,000 common shares at market value for the first year of service and an option to purchase 2,500 common shares at market value for each succeeding year of service.  Effective January 1, 1997, non-officer Directors are paid $500 for attending ($600 for chairing) each Committee meeting.
Previously, non-officer Directors were paid $250 for attending ($500 for chairing) each
Committee meeting.  Non-employee Directors do not receive retirement or other fringe benefits.

Certain non-officer Directors who render other services to the Company receive additional compensation.  The Company provided part-time employment to Dr. Petrucelli for an annual salary of $52,500.  Additionally, the Company provided $20,571 in annual support to the gifts and grants program of the Biomedical Engineering Department at Rutgers University's College of
Engineering, where Dr. Petrucelli also has part-time employment.  The Company also provided part-time employment to Dr. Petrucelli's colleague at the College of Engineering for an annual salary of $41,500.  Additional compensation paid to Messrs. Arnold and Coburn, who serve on the Board's Compensation Committee, is described below under "Compensation Committee
Interlocks and Insider Participation."

Mr. Mallon, the Company's Chief Executive Officer, President, Chairman of the Board and a
shareholder, is compensated pursuant to an arrangement approved by the Board on April 27,
1995.  The arrangement, effective April 1, 1995, provided for a minimum annual salary of
$100,000 for the year ended March 31, 1996, which the Board increased to $170,000 for the year ended March 31, 1997.  Mr. Mallon's salary is subject to bonuses and merit increases which may be recommended by the Board's Compensation Committee, and an annual nonaccountable automobile allowance of $11,000.  For 1996, the Company also reimbursed Mr. Mallon for his relocation and provided a $12,000 allowance for temporary living expenses.  Additionally, on April 27, 1995 the Board granted Mr. Mallon an option to purchase an aggregate of 144,000 common shares at
$4.875, exercisable under certain conditions in cumulative annual installments and expiring on various dates through April 27, 2005.

Mr. Germanton, the Company's Chief Operating Officer, Executive Vice President, Secretary and
a shareholder, is compensated pursuant to an employment agreement expiring on March 31, 2000.
 The agreement provides for a minimum annual salary of $170,000, subject to bonuses and merit increases which may be recommended by the Board's Compensation Committee, and an annual
nonaccountable  automobile  allowance  of  $11,000.    Additionally,  the  Company  reimburses
Mr. Germanton for certain long-term disability income insurance premiums for which the Company is not a beneficiary and for overseas living expenses relating to his assignments in China and
Hong Kong.  Pursuant to the agreement, the Company would become obligated to pay a severance benefit of approximately one year's salary, computed based on the average annual compensation for the latest three years of employment, if the Board were to decline to renew the agreement prior to its expiration.

The Company provides Mr. Cappiello, the Company's Vice President of Sales and Marketing, with an automobile for his personal use.

Certain additional compensation paid to officers is described below under "Certain
Relationships and Related Transactions."

Officers' and Directors' expense reimbursements are reviewed by the Chief Executive Officer, whose expense reimbursements are reviewed by the Chief Financial Officer.  The Company has not
made loans to officers or Directors, nor has the Company guaranteed officers' or Directors'
borrowings.

Officers' retirement benefits consist solely of those provided under the Company's defined contribution plan, established under section 401(k) of the Internal Revenue Code, which complies with applicable laws and regulations.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for the year ended March 31, 1997 were Mr. Samuel
(Chairman), Mr. Arnold and Mr. Coburn.  The Company has not employed these Committee members at any time, nor has any member of the Compensation Committee or the Board been an officer of any for-profit entity whose compensation committee or board of directors included officers of the Company.  For the year ended March 31, 1997, Mr. Arnold provided legal services to the
Company for fees approximating $13,400 and Mr. Coburn provided consulting services to the
Company for fees approximating $4,500.



BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee's policies are intended to attract and retain talented executives, motivate attainment of strategic objectives and align executives' interests with those of shareholders.  Pursuant to the Committee's recommendations, the Board approves officers' base salaries, bonuses, stock option grants and, where applicable, employment contracts and severance payments.  A significant amount of an officer's yearly compensation is dependent upon the Company's performance for the fiscal year and over time.

The Committee seeks to offer competitive compensation packages, in comparison with market practices, based on input from the Chief Executive Officer with reference to a periodic surveys of similar-sized companies in similar industries.  The 1997 average base compensation for the Company's officers is intended to be competitive with salaries paid to similarly situated executives.  The 1997 average base salaries of the Company's officers, excluding the
Chief Executive Officer, increased 3 percent in 1997.



Annual bonus maximums are intended to be competitive with those available to similarly situated executives and provide for a significant performance incentive.  The Chief Executive
Officer recommends awards to the Compensation Committee with reference to the level of achievement of corporate and individual objectives.  Corporate objectives are measured by sales increases, net income, and other goals determined annually.  Individual objectives are intended to be objectives which are under the respective officers' direct control.  The Board retains the right to make discretionary adjustments it deems appropriate.  Bonus awards for
1997 have not been determined as of the date of this report.  The Company expects to determine and disclose the amounts of these awards by the publication of its forthcoming Proxy
Statement.

Officers' eligibility for stock option grants, and the frequency and size of such grants, are intended to be competitive with observed market practices for similarly situated executives and encourage increased shareholder value.  No stock options were granted to officers for the fiscal year ended March 31, 1997.  The Company's stock option plan complies with applicable laws and regulations, permitting the Company to deduct for federal income tax purposes the cost of any compensation arising thereunder relating to Internal Revenue Code section 162(m).
 At present, the Company has no other compensation programs nor policies which could give rise to compensation to an officer in excess of $1 million a year.

With the exception of Mr. Germanton, the Company has no formal executive severance pay policy.
Severance pay and non-monetary severance benefits are determined as appropriate with reference to observed market practice, length of service and reason for termination.  The
Company's employment contract with its former Chief Executive Officer, terminated as of March
31, 1995, provided for the payment of a $194,833 severance benefit, the extension of stock option exercise terms and the execution of a sales representative agreement.

The Committee's policies for compensating the Chief Executive Officer are intended to provide significant annual and long-term performance incentives.  The Committee seeks to provide the
Chief Executive Officer with a base salary which is intended to be competitive with salaries paid to similarly situated chief executives.  Following an initial year of employment in which the Chief Executive Officer's base salary was $100,000, the Committee recommended that his base salary for 1997 be increased by 70 percent to equal the base salary paid to the Company's
Chief Operating Officer.  The Chief Executive Officer's annual bonus maximum is set at 40 percent of his base salary, which is intended to provide a significant annual performance incentive to attain corporate and individual objectives.  While the Committee did not recommend any stock option grants to officers for 1997, the Chief Executive Officer received an option to purchase an aggregate of 144,000 common shares at market, shortly after his employment commenced on April 1, 1995.  The Committee believes that this option grant is a significant incentive for long-term enhancement of shareholder value.

The Board neither rejected, nor did it materially modify, any action or recommendation of the
Committee.


The Honorable Dan J. Samuel, Chairman
John D. Arnold, Member
Theodore J. Coburn, Member



EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE

                                             Annual Compensation(1)                    Long Term Compensation
Name and                  Year ended                           Other Annual         Option      All other
Principal Position        March 31,     Salary($)   Bonus($)   Compensation($)(2)   Awards      Compensation($)(3)

Joseph R. Mallon Jr.         1997        170,000     36,300       11,000               --           2,000
  President, and Chief       1996        100,000    116,000       23,000            149,000           --
  Executive Officer

Damon Germanton              1997        170,000     36,400       14,673               --           2,000
  Executive Vice President,  1996        165,000     51,000       12,120             15,000           --
  Chief Operating Officer,   1995        188,000     20,000       13,421             10,000         2,000
  and Secretary

Mark Cappiello               1997        120,000     19,300        6,830               --           2,000
  Vice President of          1996        115,000     27,000        7,750               --             --
  Sales and Marketing        1995        110,000     25,000        8,953             50,000         2,000

Mark A. Shornick             1997        110,000     12,200          --                --           2,000
  Chief Financial Officer,   1996        107,500      5,000          --                --             --
  Treasurer and Asst.        1995        105,000      5,000          --              25,000         2,000
  Secretary

(1) Amounts exclude payments of overseas living expenses relating to Mr. Germanton's China and
Hong Kong assignments, and Mr. Mallon's relocation expenses.

(2) Perquisites did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus, except for Mr. Mallon for the year ended March 31, 1996.  Mr. Mallon's perquisites consist of a nonaccountable automobile allowance of $11,000 for each year and a nonaccountable allowance for temporary living expenses of $12,000 for 1996.  Mr. Germanton's perquisites consist of a nonaccountable automobile allowance of $11,000 for 1997, payments for the personal use of his automobile for previous years ($8,447 for 1996 and $9,748 for 1997), and long-term disability income insurance premiums for Mr. Germanton's benefit ($3,673 for each year).  Mr. Cappiello's perquisites consist of the cost of providing an automobile (excluding Company-paid insurance)
for Mr. Cappiello's personal use.

(3) All Other Compensation consists of the Company's annual contributions to a defined contribution plan established under Section 401(k) of the Internal Revenue Code.


YEAR END OPTION TABLE.

The following table sets forth certain information regarding the stock options held as of March
31, 1997 by the individuals named in the above Summary Compensation Table.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

                          Securities Underlying                Value of Unexercised
                          Unexercised Options at               In-the-Money-Options
                            Fiscal Year End(#)                 at Fiscal Year End ($)
       Name             Exercisable    Unexercisable        Exercisable      Unexercisable

Joseph R. Mallon Jr.       58,000         96,000               2,500              ---

Damon Germanton            55,000           --                30,500              ---

Mark Cappiello            120,000         30,000             141,250            15,000

Mark A. Shornick          110,000         15,000             136,250             7,500


(1)Intrinsic value, if any, based on the excess of the closing price of the Common Stock at
March 31, 1997 ($4.00) over the exercise price of the options.



PERFORMANCE LINE GRAPH
TOTAL SHAREHOLDER RETURNS - DIVIDENDS REINVESTED
FIVE YEARS ENDED MARCH 31, 1997
                                                   ANNUAL RETURN PERCENTAGE
                                                          Years Ending

Company Name / Index                       Mar93    Mar94     Mar95     Mar96     Mar97
MEASUREMENT SPECIALTIES INC               130.77     6.67     15.63    -13.51      0.00
AMEX COMPOSITE INDEX                        7.19     7.19      4.81     23.03     -0.47
PEER GROUP -SIC 3823                       10.68     4.42     15.53     25.74     10.10
PEER GROUP -SIC 3634                      -15.34     6.31     16.00    -15.18     62.60

                                                        INDEXED RETURNS
                                  Base                    Years Ending
                                 Period
Company Name / Index              Mar92    Mar93    Mar94     Mar95     Mar96     Mar97
MEASUREMENT SPECIALTIES INC        100    230.77   246.15    284.62    246.15    246.15
AMEX COMPOSITE INDEX               100    107.19   114.89    120.41    148.15    147.46
PEER GROUP -SIC 3823               100    110.68   115.57    133.52    167.89    184.84
PEER GROUP -SIC 3634               100     84.66    90.01    104.41     88.56    144.00


1995 Stock Option Plan

The Company's 1995 Stock Option Plan (the "1995 Plan''), provides for the grant of options to employees, directors, officers and consultants of the Company for the purchase of up to an aggregate of 326,000 shares of Common Stock. The plan is administered by the Compensation
Committee of the Board of Directors, which has complete discretion to select eligible individuals to receive and to establish the terms of option grants.  The number of shares of
Common Stock available for grant under the 1995 Plan is subject to adjustment for changes in capitalization. At March 31, 1997, there were 130,000 common shares underlying outstanding options under the 1995 Plan.


Employee Stock Option Plan

The Company's Employee Stock Option Plan (the "1985 Plan'') which expired on September 30, 1995, provided for the grant of options for the purchase of up to an aggregate of 900,000 shares of
Common Stock to the Company's employees, consultants, directors and others whose efforts were
important to the success of the Company.   At March 31, 1997, there were 644,000 common shares
underlying outstanding options under the 1985 Plan.


401(k) Plan

The Company established its Saving Plan for Employees of Measurement Specialties, Inc. (the
"401(k) Plan") effective April 1, 1993.  All full time employees of the company are eligible to participate in the 401(k) Plan, as amended, following three months of employment.  Subject to certain limitations imposed by federal tax laws, participants are eligible to contribute up to
15% of their salary (including bonuses and/or commissions) per annum.  Participants'
contributions to the 401(k) Plan may be matched by the Company at a rate determined annually by the Board of Directors.  Each participant immediately vests in his or her deferred salary contributions, while Company contributions will vest over five years.  In 1997 the Company provided matching contributions approximating $39,000.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At April 30, 1997, securities owned by Directors, executive officers and beneficial owners of more than five percent of each class of the Company's voting securities were:
                  Name and Address               Number of Shares           Percent
Title of Class    of Beneficial Owner            Beneficially Owned         of Class

Common stock,     Joseph R. Mallon Jr.               226,500  (1)             6.3 %
no par value      Measurement Specialties, Inc.
                  80 Little Falls Road
                  Fairfield, NJ 07004

                  John D. Arnold                       7,500  (2)             (3)
                  104 Highland Terrace
                  Woodside, CA 94062

                  Richard S. Betts                    82,048  (4)             2.3 %
                  Rich Plan of Lake Plains, Inc.
                  Box 110
                  20 South Main Street
                  Perry, NY 14530

                  Theodore J. Coburn                   5,000  (5)             (3)
                  17 Cotswold Road
                  Brookline, MA 02146

                  Damon Germanton                    419,661  (6)            11.7 %
                  Measurement Specialties, Inc.
                  80 Little Falls Road
                  Fairfield, NJ 07004

                  Steven P. Petrucelli                23,500  (7)             (3)
                  26 North Main Street
                  Cranbury, NJ 08512

                  Hon. Dan J. Samuel                  11,500  (2)             (3)
                  154 Hillspoint Road
                  Westport, CT 06880

                  Mark W. Cappiello                  120,000  (8)             3.3 %
                  Measurement Specialties, Inc.
                  80 Little Falls Road
                  Fairfield, NJ 07004

                  Mark A. Shornick                   110,000  (9)             3.0 %
                  Measurement Specialties, Inc.
                  80 Little Falls Road
                  Fairfield, NJ 07004

                  Current Officers and Directors
                  as a group (9 persons)           1,005,709  (10)           25.4 %

                  Donald P. Weiss                    265,518  (11)            7.5 %
                  116 West Clinton Avenue
                  Tenafly, NJ 07670


(1) Includes ownership of options, exercisable within 60 days of  April 30, 1997, to purchase
82,000 common shares.
(2) Includes ownership, by each director, of exercisable options to purchase 7,500 common shares.
(3) Percentage of shares beneficially owned does not exceed one percent of the class.
(4) Includes ownership of exercisable options and common stock purchase warrants for 14,500 common shares; includes ownership of 39,448 common shares by a company with which Mr. Betts is affiliated; includes ownership of 10,900 common shares by an employee benefit trust sponsored by a company with which Mr. Betts is affiliated; includes ownership of 2,200 common shares by
Mr. Betts' children.
(5) Includes ownership of exercisable options to purchase 5,000 common shares.
(6) Includes ownership of exercisable options to purchase 55,000 common shares; excludes ownership by Mr. Germanton's daughter of 18,545 common shares, of which Mr. Germanton disclaims beneficial ownership.
(7) Includes ownership of exercisable options to purchase 23,500 common shares.
(8) Includes ownership of exercisable options to purchase 120,000 common shares.
(9) Includes ownership to exercisable options to purchase 110,000 common shares.
(10) Includes ownership by Messrs. Mallon, Arnold, Betts, Coburn, Germanton, Petrucelli,
Samuel, Cappiello and Shornick of exercisable options and common stock purchase warrants, mentioned above, for an aggregate of 425,000 common shares.
(11) Includes ownership of exercisable options to purchase 30,000 common shares.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company engages the son of Joseph R. Mallon Jr., an officer and Director, to assist with its electronic filings with the SEC.  Fees for 1997 approximated $300.

JL sublets a residence used by employees in China from Damon Germanton, an officer and
Director,  under a month-to-month arrangement.  Rent expense for 1997 approximated $6,700.

The Company paid Donald P. Weiss, a holder of more than five percent of the Company's common stock and a former officer and Director, sales commissions for 1997 approximating $3,300.
Additionally, the Company employs Mr. Weiss' son as a materials and resource planner.


PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

Background

The Company's Board of Directors has unanimously authorized, and recommends that the shareholders approve and adopt, an amendment to the Company's Certificate of Incorporation providing for a minimum of five (5) and a maximum of (9) directors; (ii) that the directors be classified into three (3) groups; (iii) that directors serve for terms of three (3) years; and
(iv) that the method of filling vacancies on the Board of Directors be changed.  Such amendment shall read as follows:

     3.2 NUMBER OF DIRECTORS

     The Corporation shall have at least five (5) and not more than nine (9) Directors.  The number of Directors shall be fixed by the Board.

     3.3 ELECTION AND TERM OF DIRECTORS

     (a)Except as otherwise provided, Directors shall hold office for terms of three (3) years or until their successors are elected and qualify.

     (b)Directors shall be divided into three (3) groups, to be known as Group A, Group B, and
     Group C.  The number of Directors in each Group shall be as nearly equal as possible.

     (c)Commencing with the 1997 annual meeting, there shall be three (3) Directors in Group A, two (2) Directors in Group B, and two (2) Directors in Group C.  Group A Directors shall be elected for an initial term of three (3) years and until their successor are elected and qualify; Group B Directors shall be elected for an initial term of two (2) years and until their successors are elected and qualify; and Group C Directors shall be elected for an initial term and qualify.  After the initial terms set forth in this subsection, Directors shall be elected for terms of three (3) years.

     3.4 VACANCIES AND NEWLY CREATED DIRECTORSHIPS

     Any directorship not filled at an annual meeting, and any vacancy that occurs in the Board as a result of resignation, death, increase in the number of Directors, or otherwise, may be filled by the affirmative vote of a majority of the remaining Directors.  Directors elected by the Board to fill vacancies that occur other than as a result of an increase in the number of Directors shall hold office until the next annual meeting of Share-holders or until their successors shall have been elected and qualified, or until their prior resignation or removal.  Directors elected to fill vacancies that occur for any other reason shall hold office until the expiration of the term of the Director being replaced or until their successors shall have been elected and qualified, or until their prior resignation or removal;


Reasons for the Amendments to the Certificate of Incorporation

If adopted, the provision would apply to each subsequent election of Directors and would require at least two Annual Meetings, rather than one, to gain control of the Board of Directors. The
Board believes that implementing this provision would ensure a continuity of expertise on the
Board, since the Board would maintain Directors with at least two years of experience at all times. Additionally, because a classified Board could act in a more deliberative manner in response to a threatened change in control, the provision could inhibit certain acquisition attempts, such as a so-called "creeping acquisition" in which a person or group sought to acquire a controlling position or influence over the Company without paying a normal control premium to selling stockholders.

No Right of Appraisal

Under New Jersey Law, the state in which the Company is incorporated, the Amendment to the
Certificate of Incorporation effecting the name change does not require the Company to provide dissenting shareholders with the right of appraisal and the company will not provide shareholders with such right.

Recommendation of the Board

The Board of Directors of the Company has unanimously voted in favor of the amendment to the
Company's Certificate of Incorporation and recommends to the shareholders of the Company that they approve such amendment.



PROPOSAL NO. 3

RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors has appointed the firm of Grant Thornton, LLP as independent auditors of the Company for fiscal year 1998 subject to ratification by the stockholders.  Grant Thornton,
LLP has served as the Company's independent auditors since 1992.

Audit services expected to be performed by Grant Thornton, LLP during fiscal year 1998 will consist of the audit of financial statements of the Company and its wholly owned Hong Kong subsidiaries.  It is anticipated that a representative of Grant Thornton, LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.

During the prior three years ended March 31, 1997, the Company has had no disagreements with the accountants on matters of accounting principles or practices, financial statement disclosures or auditing scope or procedure which, if not resolved to their accountant's satisfaction, would have caused them to make reference to such matters in their reports.

The affirmative vote of at least a majority of the shares represented and voting at the Annual
Meeting at which a quorum is present (which shares voting affirmatively also constitute at least
a majority of the required quorum) is necessary for approval of Proposal No. 3.   Under New
Jersey law, there are no rights of appraisal or dissenter's rights which arise as a result of a vote to ratify the selection of auditor's.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS
STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.


STOCKHOLDERS' PROPOSALS

It is anticipated that the Company's 1998 Annual Meeting of Stockholders will be held in October
1998.  Stockholders who seek to present proposals at the Company's next Annual Meeting of
Stockholders must submit their proposals to the Secretary of the Company on or before May 31,
1998.

GENERAL

Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted)
will be voted FOR Proposal Nos. 1, 2 and 3.

The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters.  If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  WE URGE YOU TO FILL IN, SIGN AND RETURN THE
ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR
HOLDINGS MAY BE.

       By Order of the Board of Directors,

       Damon Germanton, Secretary
       Fairfield, New Jersey
       August 8, 1997



MEASUREMENT SPECIALTIES, INC.
Annual Meeting of Stockholders --  Monday, September 29, 1997

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph R. Mallon Jr. and Damon Germanton and each of them, with power of substitution, as proxies to represent the undersigned at the Annual Meeting of
Stockholders to be held at the offices of the American Stock Exchange, New York, New York,
Monday, September 29, 1997 at 10:00 a.m. local time and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicted on the reverse side hereof.

The shares represented by the proxy will be voted as directed.  If no contrary instruction is given, the shares will be voted FOR Proposal Nos. 2 and 3 and for the election of Joseph R.
Mallon Jr., Damon Germanton, Richard S. Betts, Steven P. Petrucelli, The Hon. Dan J. Samuel,
John D. Arnold and Theodore J. Coburn as Directors.

Please mark boxes in blue or black ink.

1.Proposal No. 1 - Election of Directors.

Nominees:  Joseph R. Mallon Jr., Damon Germanton, Richard S. Betts, Steven P. Petrucelli, The
Hon. Dan J. Samuel, John D. Arnold and Theodore J. Coburn.

AUTHORITY withheld as to all nominees   [ ]

FOR all nominees   [ ]

For, except authority withheld as to the following nominee(s):

_______________________________________________________




2.Proposal No. 2 for the amendment to the Company's Certificate of Incorporation.

FOR   [ ]

AGAINST   [ ]

ABSTAIN   [ ]


3.Proposal No. 3 for ratification of the selection of Grant Thornton, LLP as the independent auditors of the Company.

FOR   [ ]

AGAINST   [ ]

ABSTAIN   [ ]


4.In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please date, sign as name appears at left, and return promptly.  If the stock is registered in the name of two or more persons, each should sign.  When signing as Corporate Officer, Partner,
Executor, Administrator, Trustee, or Guardian, please give full title.  Please note any change in your address alongside the address as it appears in the Proxy.

Dated:

________________________________________
(Signature)

________________________________________
(Print Name)

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
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